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TRUST FOR ADVISED PORTFOLIOS
615 East Michigan Street
Milwaukee, Wisconsin 53202

March 1, 2023
PLEASE DO NOT DISREGARD THIS LETTER
Dear Shareholder:
The shareholder meeting that was originally scheduled for February 28, 2023 has been adjourned until March 7, 2023 due to lack of shareholder participation. The law requires us to have a quorum before the meeting can take place, and we are running out of time to attain a quorum.
We would not bear the expense of reaching out to you unless we absolutely needed your participation to reach a quorum. Your participation helps us to avoid costly additional adjournments and solicitations.
Shareholders are being asked to vote on the following proposal:
PROPOSAL - To approve the Agreement and Plan of Reorganization and Termination pursuant to which Fulcrum Diversified Absolute Return Fund (the “Existing Fund”) would reorganize into a newly created series (the “New Fund”) of Northern Lights Fund Trust IV.
The reason for the Proposal is that regulatory requirements continue to result in increased operating costs for the Existing Fund. If the Proposal is approved, the investment advisory fee for the New Fund will be the same as the investment advisory fee for the Existing Fund, but the total annual fund operating expenses of the New Fund, both before and after fee waivers and expense reimbursements, are expected to be lower than those of the Existing Fund due to operational efficiencies.
The Board of Trustees recommends that you vote FOR the proposal. While an overwhelming majority of votes received have been cast in favor of the Proposal, a quorum of the shares entitled to vote has not yet been achieved. However, even if you simply cast an “Abstain” vote, which is neither for or against the Proposal, but is only registered for purposes of quorum, it would be a great help. The proxy material is available at https:// vote.proxyonline.com/fulcrum/docs/2023specialmeeting.pdf
In order for your vote to be represented, we must receive your voting instructions. EVEN THOUGH IT IS PAST THE ORIGINAL MEETING DATE, PLEASE SUBMIT YOUR VOTE TODAY. For your convenience, please use either of the following methods to submit your vote:
    1.     By Internet. Go to vote.proxyonline.com and enter the control number on your proxy card or use your camera on your smart phone to the scan the QR code on your proxy card.
2.    By Phone. Call (888) 227-9349 to reach an automated touch-tone voting line or call (866) 751-6311 to speak     with a live representative. Representatives are available to assist you Monday through Friday, 9:00 am to 10:00 p.m. Eastern Time.
If you have any questions about the proposal or to quickly vote your shares, please call AST Fund Solutions, LLC, our proxy solicitation firm, toll-free at (866) 751-6311.
Sincerely,
/s/ Russell B. Simon

Russell B. Simon,
President, Trust for Advised Portfolios